Exhibit 21.1

SUBSIDIARIES

State of Incorporation/
Name of Entity	Jurisdiction	Doing Business As

DST International Limited	United Kingdom
DST Realty, Inc.	Missouri
DST Systems of California, Inc.	Delaware
EquiServe, Inc.	Delaware
West Side Investments, Inc.	Nevada

Note:  Significant subsidiaries as calculated under Rule 1-02(w) of Regulation S-X, listed in alphabetical order.

DST International Limited represents the consolidation of thirteen international subsidiaries, primarily engaged in the Company’s Financial Services, Output Solutions and Customer Management segments.

DST Realty, Inc. represents the consolidation of twenty-nine U.S. subsidiaries, primarily engaged in the Company’s Investments and Other segment.

DST Systems of California, Inc. represents the consolidation of fifteen U.S. and eleven international subsidiaries, primarily engaged in the Company’s Output Solutions and Customer Management segments.

EquiServe, Inc. represents the consolidation of two U.S. subsidiaries, primarily engaged in the Company’s Financial Services segment.

West Side Investments, Inc. represents the consolidation of two U.S. subsidiaries, primarily engaged in the Company’s Financial Services and Investments and Other segments.